Exhibit 99.1

Strata Skin Sciences Receives Notice of Filing Delinquency from NASDAQ

Horsham, PA, April 5, 2019 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) (“STRATA” or the “Company”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, received written notification from The NASDAQ Stock Market (“Nasdaq”) on April 3, 2019 that the Company is no longer in compliance with the Nasdaq Listing Rules since STRATA has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”). Nasdaq Listing Rule 5250(c)(1) requires Nasdaq-listed companies to timely file all periodic reports.
STRATA has 60 days within which to either cure the deficiency or to submit a plan to Nasdaq showing how it intends to regain compliance. If the plan is accepted, Nasdaq can grant an extension of the grace period for shares of STRATA’s common stock to remain listed for up to 180 calendar days from the Annual Report’s due date, or until September 30, 2019, to regain compliance.
This notice from Nasdaq has no immediate effect on the listing of the Company's common stock on the Nasdaq Capital Market. As previously reported by the Company in its Notification of Late Filing on Form 12b-25, filed with the Securities and Exchange Commission on April 2, 2019, the Company was unable to file the Annual Report within the prescribed period because the Company is still in the process of completing the December 31, 2018 audit and filing, as it is still evaluating the proper accounting of certain historical contingent and potential liabilities related to state sales and use taxes as well as potential non-cash derivative liabilities arising from debentures issued in June 2015 which converted to Series C Preferred Stock in September 2017. The Company expects to file the Annual Report as soon as practicable.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation. Nothing in this press release is intended to indicate that the FDA has cleared the MMD device for marketing or that the sought-after indications for use will be allowed by the FDA.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma; diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 740 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release, and oral statements made regarding the subjects of this release, contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s revenue growth estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to regain compliance with the Nasdaq listing requirements or to develop a plan acceptable to Nasdaq for an extension of the 60 day grace period, as well as statements expressing optimism or pessimism about future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.
Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, including revenue growth estimates, see the Company’s filings with the Securities and Exchange Commission, including “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors,” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. No undue reliance should be placed on any forward-looking statements.

Investor Contacts:
Matthew Hill, Chief Financial Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com